Exhibit 99.1

ADDITIONAL QUESTIONS AND ANSWERS FOR SEABRIGHT EMPLOYEES

As John indicated in his e-mail on Monday it is our goal to update you on key events surrounding the SeaBright/Enstar transaction on a regular basis. A lot of questions were raised the last two days by many of you and I will respond to them as best I can with the knowledge that we have today. Additional answers will follow in the coming days.

1.	Why was SeaBright sold?

I imagine some of you still have questions regarding the details of the transaction and why it occurred. It was noted in the Q&A that SeaBright has a fiduciary responsibility to our stockholders to maximize value. Because our stock price has not reflected our value in a meaningful way, our Board of Directors engaged in a process seeking strategic alternatives to unlock the value of the company for shareholders. This process resulted in SeaBright signing an agreement under which Enstar will acquire SeaBright at a 34% premium to the previous day’s stock market closing price. SeaBright’s Board concluded that this transaction is in the best interest of our shareholders.

2.	How will SeaBright operate between now and the transaction closing?

We will continue to operate all of the SeaBright Companies as on-going entities until the transaction closes. It is anticipated that the transaction will close and be final in the first quarter of 2013. Keep in mind that we will attempt to close the transaction as soon as practical so this date could be later this year or early next year. We will update you on the progress of the closing as details become available to us.

Because the transaction is subject to certain regulatory and shareholder approval, we need to continue as much as possible a “business as usual” approach to manage our business. Keeping the business intact also maximizes the opportunity for a qualified renewal rights carrier to emerge and increases opportunities for our employees to potentially move to the new carrier. Because of the need to maintain the business through the closing date, we anticipate that our employees will remain in place until the transaction closes. We ask and expect all employees to continue to execute on our mission, perform their daily responsibilities and serve as positive ambassadors of SeaBright for our customers, shareholders and fellow employees.

3.	What is our message to our SeaBright and PointSure broker partners?

The Board’s decision to sell SeaBright was not driven by any immediate concern surrounding the viability of SeaBright Insurance Company as an on-going entity or its financial strength. Our message to our broker partners that all of you can deliver is as follows:

a.	SBIC’s balance sheet is strong with $303M statutory surplus as of June 30, 2012. SBIC is fully capable of meeting all its obligations;

b.	We will honor all outstanding quotes and continue to release quotes for new and renewal business;

c.	SeaBright’s service commitments, at all levels, remain in place for our customers;

d.	If a broker asks to move a policy mid-term, we can discuss each circumstance individually, but while SeaBright is the independent carrier of record, our standard course of business is not to release customers mid-term without a penalty.

4.	A.M. Best issued a press release yesterday indicating that the rating of SeaBright Insurance Company has been placed under review with negative implications. Being placed under review was expected and is the normal course of business for A.M. Best whenever a rated company is sold. The negative implication is because SeaBright is being acquired by an un-rated entity. SeaBright’s rating will remain under review until the transaction is completed. The broker message identified above is especially important as brokers will ask how A.M. Best’s action should be interpreted. The message is clear- SeaBright remains financially strong and is fully capable of meeting all its obligations.

As stated in the Q&A representatives from Enstar are in Seattle meeting with members of the senior management team. Their goal is to gather more information about the companies so they can work with us to formulate a detailed transition plan. As we learn more information from them we will share it with all of you.

In the meantime, I personally thank all of you for the professionalism you have shown this week as the news of the transaction reached all of you. You have responded exactly as I expected, with integrity, respect and a desire to continue to meet the needs of our customers. That is the SeaBright way and it will continue as long as the SeaBright name continues.

If you have any questions please do not hesitate to reach out to me.

Rich

Richard Gergasko, FCAS, MAAA

Chief Operating Officer

SeaBright Holdings, Inc.

1501 4th Avenue, Suite 2600, Seattle, WA 98101

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